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EXHIBIT 23.08

Consent of Independent Auditors

The Management Committee
WCEP Holdings, LLC and subsidiaries:

        We consent to the use of our report dated April 10, 2015, with respect to the consolidated balance sheets of WCEP Holdings, LLC and subsidiaries as of December 31, 2014 (Successor) and 2013 (Predecessor), the related consolidated statements of operations and comprehensive income (loss), members' equity, and cash flows for the period from April 1, 2014 to December 31, 2014 (Successor period) and for the period from January 1, 2014 to March 31, 2014 and for the year ended December 31, 2013 (Predecessor period), included herein and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG LLP

Los Angeles, California
May 29, 2015

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  EXHIBIT 23.08
Consent of Independent Auditors